Exhibit 21
SUBSIDIARIES OF ZIMMER HOLDINGS, INC.

Name	Jurisdiction
Zimmer, Inc.	Delaware
Zimmer US, Inc.	Delaware
Zimmer CEP USA Holding Co.	Delaware
Zimmer Production, Inc.	Delaware
Zimmer Spine, Inc.	Delaware
Zimmer Manufacturing B.V.	Puerto Rico
Zimmer Global Holdings AG	Switzerland
Zimmer GmbH	Switzerland

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